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                           EXHIBIT 23


               CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Rochester Telephone Corporation of our report, dated January 18, 1993, which appears on page 29 of the 1992 Annual Report to Share Owners of Rochester Telephone Corporation, which is incorporated by reference in Rochester Telephone Corporation's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 24 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 17, 1994 which appears on page 9 of the Current Report on Form 8-K dated January 20, 1994.


  /s/ Price Waterhouse
- ----------------------
PRICE WATERHOUSE


January 26, 1994
Rochester, New York






38ED